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                                                               Exhibit 10.iii(a)

                                    ADDENDUM


The following was agreed to on July 10, 2001 as an addendum to the Employment Agreement, as amended and restated, dated October 24, 2000, between Douglas A. Pertz and IMC Global.


ARTICLE 1, EMPLOYMENT

         Section 1.  TERM.  The current Agreement is amended as follows:

         1. TERM. The term of this Agreement (the "Term") shall commence on September 15, 2001 (the "Effective Date") and shall terminate on the second anniversary of the Effective Date; provided, however, that unless (i) the Company gives written notice of its intent to terminate the Agreement at least three (3) months prior to the second anniversary of the Effective Date or (ii) the Executive gives notice of his intent to terminate the Agreement at least six
(6) months prior to the second anniversary of the Effective Date, this Agreement shall renew automatically for an additional one year term and shall continue to renew automatically for additional one year terms unless (i) written notice of the Company's intent to terminate the Agreement is given at least three (3) months prior to the expiration of the then current term or (ii) written notice of the Executive's intent to terminate the Agreement is given at least six (6) months prior to the expiration of the then current term.


ARTICLE 3, TERMINATION OF EMPLOYMENT

         Section 1 (d) 2. The current Agreement is amended as follows:

         2. An amount equal to three times the target award for the Executive for the year in which the Severance Event occurs under the Company's Management Incentive Compensation Program, or successor annual bonus plan in effect;


         Section 3. TERMINATION AT EXPIRATION OF AGREEMENT. The current Agreement is amended as follows:

         3. TERMINATION AT EXPIRATION OF AGREEMENT. If the Executive's employment is terminated at the expiration of this Agreement as provided in
Section 1.01, or if the Executive's employment is terminated at any time by mutual agreement of the Executive and Board of Directors, the Executive shall be entitled to receive the Severance Benefits described above in Section 3.01(d)(1)-(9); provided, however, that wherever the word "three" appears in
Section 3.01, it shall be replaced with the word "two."

In consideration for the above, the Company agrees to grant the Executive 175,000 stock options at a price of $9.60, the closing price as of July 10, 2001, and grant the Executive 100,000 shares of restricted stock. These options will have a ten year term and the options and restricted shares will vest as follows: one third will vest at the first anniversary of the award, another third will vest at the second anniversary and the final third will vest at the third anniversary. The terms

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and conditions of such options and restricted
shares shall be governed by the Executive's individual award agreements and the Company's 1988 Stock Option and Award Plan, as amended from time to time.


AGREED TO:

IMC Executive Committee


By:  /s/ RAYMOND F. BENTELE                          July 10, 2001
   -------------------------------                 -----------------------
         Raymond F. Bentele                          Date


IMC Compensation Committee


By:  /s/ RICHARD L. THOMAS                           July 10, 2001
   -------------------------------                 -----------------------
         Richard L. Thomas                           Date

Executive


By:  /s/ DOUGLAS A. PERTZ                            July 10, 2001
   -------------------------------                 -----------------------
         Douglas A. Pertz                            Date